Exhibit 99.1

Contacts:

Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Inc. Prices Offering of $135.0 Million of

Convertible Senior Notes Due 2015

INCLINE VILLAGE, NV, May 10, 2011 – PDL BioPharma, Inc. (PDL, the Company) (NASDAQ: PDLI) today announced it has agreed to sell $135.0 million aggregate principal amount of its 3.75% Convertible Senior Notes due May 2015 (the “Notes”) in an underwritten public offering. The conversion rate will initially be 126.2985 shares of common stock per $1,000 principal amount of the Notes or an initial conversion price of approximately $7.92 per share of common stock. The Company granted the underwriters an option to purchase up to an additional $20.25 million aggregate principal amount of the Notes solely to cover overallotments. BofA Merrill Lynch is acting as sole book-running manager for the offering. The Company expects that the offering will be completed, subject to customary closing conditions, on May 16, 2011.

In connection with the offering of the Notes, the Company has entered into privately negotiated convertible note hedge transactions with counterparties that include the underwriters (and/or their respective affiliates) (the “hedge counterparties”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock that will initially underlie the Notes, and are intended to reduce the dilutive impact of the conversion feature of the Notes on the Company’s outstanding shares of common stock. The Company has also entered into privately negotiated warrant transactions with the hedge counterparties relating to the same number of shares of the Company’s common stock. The warrant transactions could have a dilutive effect to the extent that the market price per share of the Company’s common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants. In addition, if the underwriters exercise their option to purchase additional Notes, we expect that the number of shares underlying the convertible note hedge transactions and warrant transactions will be increased to correspond to the number of shares underlying all of the Notes, including the additional Notes.

The Company intends to use the net proceeds from this offering and cash on hand to pay the cost of the note hedge transactions and to repurchase from time to time or redeem, at the Company’s election, the $133.5 million aggregate principal outstanding of its 2.00% Convertible Senior Notes due February 15, 2012.

The registration statement pursuant to which this offering is being made is effective pursuant to the Securities Act of 1933. Offers and sales of the Notes may be made only by the prospectus and related prospectus supplement, which, when available, may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rates; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.